Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Form 8-K Current Report dated August 26, 2004 of our report dated June 10, 2004, relating to the combined statement of revenues and certain expenses of Storage Spot Properties No. 1, LP and Storage Spot Properties No. 4, LP for the year ended December 31, 2003.

/s/ R.J. Gold & Company, P.C.
R.J. Gold & Company, P.C.

Waltham, Massachusetts

August 31, 2004